                                                                    Exhibit 23.4



                                    CONSENT


     The undersigned, John P. Frazee, Jr., has agreed to become a director of Cabot Microelectronics Corporation (the "Company") upon the effectiveness of the Company's Registration Statement on Form S-1, File No. 333-95093, as amended (the "Registration Statement") filed with the Securities and Exchange Commission in connection with the Company's initial public offering. The undersigned hereby consents to being named as a director designee in the Registration Statement.



Dated: March 2, 2000                         /s/ John P. Frazee, Jr.
                                             ________________________________
                                             John P. Frazee, Jr.